Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

May 24, 2021

Vornado Realty L.P.,

888 Seventh Avenue,

New York, New York 10019.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $400,000,000 aggregate principal amount of 2.150% Notes due 2026 and $350,000,000 aggregate principal amount of 3.400% Notes due 2031 (collectively the “Securities”) of Vornado Realty L.P., a Delaware limited partnership (the “Company”) pursuant to the indenture, dated as of November 25, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon, formerly known as, The Bank of New York (the “Trustee”), we, as your counsel, have examined such partnership records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

As contemplated by the qualifications set forth above, in rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States, the statutory laws of the States of New York and Maryland and the Revised Uniform Limited Partnership Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of the laws of the State of Maryland, we note that you have received and we have relied upon the opinion, dated May 24, 2021, of Venable LLP, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Venable LLP.

Vornado Realty L.P.	-2-

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, that the signatures on all documents examined by us are genuine and that the Securities have been delivered against payment as contemplated in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP